EXHIBIT 2

                       RESTATED CERTIFICATE OF TRUST OF
                                MBNA CAPITAL IV

     THIS Restated Certificate of Trust of MBNA Capital IV (the "Trust"), dated as of December 11, 1996, is being duly executed and filed by John W. Scheflen, an individual residing in the State of Delaware, as trustee, to restate the original certificate of trust filed on November 6, 1996, with the Secretary of State of the State of Delaware (the "Certificate") to create a business trust under the Delaware Business Trust Act (12 Del. C. Section 3801 et seq.)

     The Certificate is hereby restated in its entirety to read as follows:

     1. Name. The name of the business trust being created hereby is MBNA Capital D.

     2. Delaware Trustee. The name and business address of the trustee of the Trust in the State of Delaware is John W. Scheflen c/o MBNA Corporation, Wilmington, Delaware 19884.

     3. Effective Date. This Certificate of Trust shall be effective upon its filing with the Secretary of State.

     IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Trust, has executed this Restated Certificate of Trust as of the date first above written.

                                  John W. Scheflen,
                                  as trustee


                                  /s/ John W. Scheflen
                                  -----------------------------